Exhibit 10.3

Certain information has been omitted from the Exhibit because it is both (i) not material, and (ii) of the type that the Company customarily and actually treats as private and confidential. The omissions have been indicated by (“[***]”).

EXECUTION VERSION

Share Purchase Agreement

relating to the Kabanga Nickel Project

Dated 18 July 2025

BHP Billiton (UK) DDS Limited

and

Lifezone Limited

and

Lifezone Metals Limited

and

Lifezone Holdings Limited

and

Kabanga Nickel Limited

Table of Contents

Contents		Page

1	Interpretation	2

2	Sale and Purchase of the Shares	11

3	Consideration	11

4	Closing	12

5	Post-Closing Obligations	12

6	Resettlement Action Plan	13

7	FID	15

8	First Commercial Production	15

9	Indemnities	16

10	Recovery from Third Parties	18

11	Warranties	18

12	Confidentiality	20

13	Other Provisions	23

Schedule 1 First Commercial Production		32

Schedule 2 Closing Obligations		34

Schedule 3 Acceleration		35

Schedule 4 Adjustment Events		40

Schedule 5 Expert		44

Share Purchase Agreement

This Agreement is made on 18 July 2025

between:

(1)	BHP BILLITON (UK) DDS LIMITED, a company incorporated in England and Wales whose registered office is at Nova South, 160 Victoria Street, London SW1E 5LB, United Kingdom (the “Seller”);

(2)	LIFEZONE LIMITED, a company incorporated in the Isle of Man whose registered office is at 2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man (the “Purchaser”);

(3)	LIFEZONE METALS LIMITED, a company incorporated in the Isle of Man whose registered office is at 2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man (“Lifezone Metals”);

(4)	LIFEZONE HOLDINGS LIMITED, a company incorporated in the Isle of Man whose registered office is at 2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man (“Lifezone Holdings”); and

(5)	KABANGA NICKEL LIMITED, a company incorporated in England and Wales whose registered office is at 22 Chancery Lane, London, United Kingdom, WC2A 1LS (the “Company”).

Whereas:

(A)	The Seller has agreed to sell the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)	The Purchaser has agreed to purchase the Shares and the Lifezone Parties (as defined below) have agreed to assume the obligations imposed on them under this Agreement.

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 (Interpretation) apply:

1.1	Definitions

“Affiliates” means, in relation to any person, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking, and “Affiliate” means any of them;

“Aggregate Consideration” has the meaning given in Clause 3.1;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the relevant Lifezone Party and initialled for identification by the Purchaser’s Lawyers and the Seller’s Lawyers, with such alterations as may be agreed in writing between the Seller and the relevant Lifezone Party from time to time;

“Anti-Corruption Laws” means: (i) for all parties, the Law relating to combating bribery and corruption of Tanzania, the Foreign Corrupt Practices Act of the United States of America, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) of Australia and/or the principles of the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (ii) for each of the parties, the Law relating to combating bribery and corruption in the countries of each such party’s place of incorporation, principal place of business and/or place of registration as an issuer of securities, and/or in the countries of each such party’s ultimate parent company’s place of incorporation, principal place of business and/or place of registration as an issuer of securities;

“BHP Person” means the Seller, each member of the Seller’s Group and its (or their) respective employees, officers and directors;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in the United Kingdom or the United States;

“Closing” means the completion of the sale of the Shares pursuant to Clauses 4.1 and 4.2 of this Agreement;

“Closing Date” means the date of this Agreement;

“Computational Matters” means any matters or events concerning the calculation or determination of the 10-Day VWAP, 10-Day Alternative VWAP, the volume-weighted average price specified in paragraphs 3.1.2(iii) or 3.1.4 of Schedule 3 (Acceleration), or any Adjustment Event and required adjustment to the Reference Share Price in accordance with Schedule 4 (Adjustment Events) or any necessary adjustment to any volume-weighted average price of a Lifezone Metals ordinary share in accordance with paragraph 4 of Schedule 4 (Adjustment Events), and “Computational Matter” shall mean any one of them;

“Consideration Cap” means either:

(a)	subject to limb (b) immediately below, US$83,000,000; or

(b)	to the extent RAP Alignment has been positively determined by the RAP Expert in accordance with the terms of this Agreement, US$75,000,000;

“CTA 2010” means Corporation Tax Act 2010;

“Dispute” means any dispute, controversy or claim arising out of, relating to or in connection with:

(a)	the occurrence of any FID Event, First Commercial Production Event or Acceleration Event, and the relevant dates or timings in connection therewith; or

(b)	any Computational Matter;

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Expert” means any independent internationally recognised investment bank appointed or nominated pursuant to paragraph 1 of Schedule 5 (Expert) in relation to any Computational Matter;

“FID Event” means the earlier of the following events:

(a)	a final investment decision (or a decision which might reasonably be deemed by an investor to have substantially similar consequences to a final investment decision) is taken or announced by Lifezone Metals (or any Affiliate thereof) in connection with the Project (or any material part thereof); and

(b)	following Closing, Tembo or any Lifezone Party or any Affiliates of the aforementioned (whether alone or in conjunction and whether pursuant to one or a series of transactions) having Obtained funding or sale proceeds of US$250,000,000 or more (in aggregate) or its currency equivalent based on foreign exchange rates at the relevant time(s) (and whether by debt, equity, off-take or otherwise or any combination thereof);

“FID Milestone Date” means the date that is twelve (12) months following the date on which the FID Event first occurred (whether or not notified by any Lifezone Party pursuant to Clause 7.1);

“FID Payment Amount” means US$10,000,000;

“First Commercial Production Event” means any of the following events:

(a)	the sale of concentrate or other products having (when aggregated with any past sale or sales) 13,700 metric tons (or more) of contained nickel (Ni) derived from the mining operations of the Project, whether the sale(s) occur(s) in one or more batches or under one or more agreements or arrangements; or

(b)	an announcement in relation to the achievement of commercial production or any sale or sales that would result in concentrate or other products having 13,700 metric tons (or more) of contained nickel (Ni) derived from the mining operations of the Project having been sold (or an announcement from which such sales can be established) has been made to shareholders or investors, provided further that, for the purposes of determining whether a First Commercial Production Event has occurred, the 13,700 metric ton amount specified in limb (a) above shall be automatically adjusted downwards on a pro-rata basis assuming that the annual mine throughput of the Project decreases from 3.4 million metric tons per annum. By way of illustrative example, if the annual mine throughput of the Project decreases from 3.4 million metric tons to 2.72 million metric tons per annum, then the relevant metric ton amount in limb (a) above shall automatically decrease from 13,700 metric tons to 10,960 metric tons;

“First Commercial Production Milestone Date” means the later of: (i) the date that is twelve (12) months following the date on which the First Commercial Production Notice was delivered pursuant to Clause 8.2.1; and (ii) the date that is ten (10) Business Days following the date on which any Computational Matters are agreed between the parties or otherwise determined by the Expert so as to permit the determination of the First Commercial Production Payment Amount, in accordance with the terms of this Agreement;

“First Commercial Production Notice” has the meaning given in Clause 8.2.1;

“First Commercial Production Payment Amount” means an amount (expressed in United States Dollars) indexed to the share price of Lifezone Metals and calculated in accordance with the terms of this Agreement;

“Framework Agreement” means the framework agreement in respect of the Project entered into between the Company and the GoT (represented by the Ministry of Minerals) on 19 January 2021 (as amended, supplemented, modified, restated or novated from time to time);

“GoT” means the government of the United Republic of Tanzania;

“Governmental Authorities” means any competition, antitrust, anti-corruption, sanctions, anti-money laundering, counter-terrorism financing, foreign investment, national, supranational or supervisory or other government, governmental (whether trade, administrative, statutory or regulatory) bodies, agencies, commissions or authorities or any courts, tribunals, arbitral or judicial bodies, including any Tax Authorities and any governmental department, and “Governmental Authority” means any of them;

“Group” means the Purchaser and its holding companies and subsidiaries and any subsidiary undertaking of any such holding company from time to time;

“IFC PS5” has the meaning given in Clause 6.1;

“Indemnified Losses” has the meaning given in Clause 9.1;

“Kell Process” means the hydrometallurgical process developed for the extraction of platinum group metals that requires significantly less electrical energy than the current conventional matte smelting process;

“Law” means all applicable legislation, statutes, directives, regulations, ordinances, decisions, licences, permits, consents, decrees, notices, instructions, policies, orders, judgments, decisions, by-laws and other applicable legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction;

“Lifezone Parties” means the Purchaser, Lifezone Metals, Lifezone Holdings and the Company, and “Lifezone Party” means any one of them;

“Lifezone Technology” means a hydrometallurgical treatment option for the recovery of platinum group metals, gold, silver, and base metals from flotation concentrates), the Kell Process, and all ancillary materials, documentation, information, know-how, concepts, ideas, processes, methodologies, specifications and data relating thereto;

“Lock-Up Deed” means the lock-up deed in the Agreed Terms;

“Losses” means all and any liabilities, costs (including legal, expert and other professional costs), charges, expenses, damages and losses;

“Mining Commission” means the Mining Commission of the United Republic of Tanzania;

“Obtained” means:

(a)	in relation to any funding, received or capable of being received or utilised upon the delivery of duly signed and completed certificates, letters, opinions or copies of relevant documents by, and the taking of such other steps, actions or measures within the control of, the relevant recipient of such funding or its Affiliates; and

(b)	in relation to any sale proceeds, received;

“Post-Closing Confidential Information” means any confidential information relating to the Project which was disclosed by the Purchaser or any member of the Group (or any of its or their employees, officers and directors, advisors or consultants) to the Seller or any of its Representatives (including the Lifezone Technology and any information, diagrams, drawings, reports, process parameters, engineering data, financial data, trade secrets and know-how, information relating to the business, financial or other affairs (including future plans and targets) of the Project), but excluding any Transaction Confidential Information;

“Pre-Agreed Experts” means:

(a)	[***];

(b)	[***]; and

(c)	[***],

with first priority being given to the person named in limb (a) of this definition of “Pre-Agreed Experts” for the purposes of Clause 6 (Resettlement Action Plan), to the extent that such person is so willing and able to act, and second priority being given to the person named in limb (b) of this definition of “Pre-Agreed Experts” for the purposes of Clause 6 (Resettlement Action Plan), to the extent that such person is so willing and able to act;

“Project” means the current and future mining and refining operations in respect of the Kabanga nickel deposit including the extraction and processing of minerals in the northwest of the United Republic of Tanzania;

“Prospecting Licences” means the Tanzanian prospecting licences (PL No.11852-2022, PL No.11853-2022, PL No.1854-2022, PL No.11855-2022 and PL No.11856-2022) issued to and held by Tembo as amended from time to time (or any licence granted in substitution, renewal or extension thereof);

“Purchaser’s Lawyers” means Travers Smith LLP of 10 Snow Hill, London EC1A 2AL, United Kingdom;

“RAP” has the meaning given in Clause 6.1;

“RAP Alignment” means: (x) ensuring consistency with the RAP (as disclosed to the Seller prior to the date of this Agreement in an email from [***] of the Purchaser’s Lawyer’s to (amongst others) [***] of the Seller’s Lawyers (with subject line “Resettlement Action Plan”) dated 15 July 2025 (and timed at approximately 1.50 p.m. London time)) in all material respects; (y) demonstrating in all material respects alignment with the core objectives of IFC PS5; and (z) evaluating the implementation and effectiveness in all material respects of food security and livelihood support measures particularly with respect to prevention and mitigation of household vulnerability and gender-based violence risks;

“RAP Expert” has the meaning given in Clause 6.2;

“RAP Period” means the earlier of: (i) the period starting on Closing and ending on the date falling twelve (12) months after Closing; and (ii) the date of receipt by Lifezone Metals of a valid Acceleration Event Notice;

“Representatives” means any advisors or consultants of the Seller (or any of its Affiliates) engaged in relation to the Project and any employees, officers or directors of any such advisors or consultants, and “Representative” means any one of them;

“Sanctioned Party” means: (i) any person, entity or government that is designated for export controls or sanctions restrictions under any Sanctions Laws, including, but not limited to, those designated on an affirmative list of sanctions targets such as the U.S. List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Entity List, Denied Persons List, Debarred List, Australia’s Consolidated List, the UK Consolidated List and the EU Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; (ii) a government agency of, an entity owned or controlled by the government of, or entity incorporated under the laws of or a resident of a country or territory against which comprehensive sanctions are imposed, administered or enforced from time to time, including, as of the date of this Agreement, Iran, Cuba, Syria, North Korea and the regions of Crimea, the Donetsk People’s Republic and the Luhansk People’s Republic in Ukraine; or (iii) any entity fifty per cent. (50%) or more owned or any entity which is controlled, directly or indirectly, by one or more of the persons or entities in paragraph (i) or (ii) of this definition;

“Sanctions Laws” means any sanctions, export control or import laws, or other regulations, orders, directives, designations, licences or decisions relating to the trade of goods, technology, software and services which are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, the EU, EU Member States, Isle of Man, Switzerland, Tanzania, the United Nations or United Nations Security Council and also includes U.S. anti-boycott laws and regulations;

“SDLT” means Stamp Duty Land Tax;

“SDRT” means Stamp Duty Reserve Tax;

“Seller’s Group” means the Seller and its holding companies and subsidiary undertakings and any subsidiary undertaking of any such holding company from time to time;

“Seller’s Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ, United Kingdom;

“Seller’s Trade Marks” means any names, trade marks, services marks, business names, company names, corporate names, logos, insignias, slogans, emblems, symbols, designs, URLs or domain names (“Names”), in each case, owned or registered by any member of the Seller’s Group, including any Names which comprise or include (in whole or in part) any of the marks “BHP” or “Billiton”, and any marks which are confusingly similar to, or dilutive of, such Names;

“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 10 and “Seller’s Warranty” means any one of them;

“Shareholders’ Agreement” means the shareholders’ agreement between the Company, the Purchaser and the Seller dated 1 July 2022 (as amended from time to time);

“Shares” means 74,000 ordinary shares of £0.0001 each in the Company;

“Special Mining Licence” means the Special Mining Licence no. 651/2021 issued by the Mining Commission on 25 October 2021 to Tembo in respect of the Kabanga area in the Ngara District of the United Republic of Tanzania as amended, supplemented, modified, restated or novated from time to time (or any licence granted in substitution, renewal or extension thereof);

“T1B Agreement” means the subscription agreement between the Seller and the Purchaser dated 24 December 2021;

“T2 Agreement” means the investment option agreement between the Seller, the Company and the Purchaser dated 14 October 2022 (as amended from time to time);

“Taxation” or “Tax” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to any person and all penalties and interest relating thereto;

“Tax Authorities” means any taxing or other authorities competent to impose any liability in respect of Taxation or responsible for the assessment, administration and/or collection of Taxation or enforcement of any law in relation to Taxation and acting in its capacity as such, and “Tax Authority” means any of them;

“Tembo” means Tembo Nickel Corporation Limited, a company incorporated under the laws of the United Republic of Tanzania (with registered no. 149494871) whose registered office is at 11th Floor, Golden Jubilee Tower, Ohio Street, Dar es Salaam, United Republic of Tanzania;

“Termination Deed” means the deed of termination in respect of the T2 Agreement in the Agreed Terms;

“Transaction Confidential Information” means the existence and the provisions of this Agreement (and of any agreement entered into pursuant to this Agreement) and any discussions or negotiations relating to this Agreement (and any such other agreements) between the parties and/or their respective directors, officers, employees, advisors and consultants;

“Transaction Documents” means this Agreement, the T2 Termination Deed and the Lock-Up Deed and all documents entered into pursuant to this Agreement, and “Transaction Document” means any one of them; and

“VAT” means (i) within the UK, any value added tax imposed by the VAT Act 1994, (ii) within the European Union, such taxation as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC, and (iii) outside the UK or the European Union, any similar taxation levied by reference to added value or sales.

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1	a person include any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership, unincorporated association or other entity (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or body corporate, wherever incorporated.

1.4	References to subsidiaries and holding companies

The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006 (provided that where a holding company or parent undertaking creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company or parent undertaking solely as a result of the creation of that security).

1.5	Connected persons

A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 1122 of CTA 2010.

1.6	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses, Recitals and Schedules are to clauses of, and recitals and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules.

1.7	Headings

Headings shall be ignored in interpreting this Agreement.

1.8	Reference to documents

References to any document (including this Agreement and any document in the Agreed Terms), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.9	Information

References to “books”, “records” or “other information” mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm. References to submissions, responses, communications or other information being “in writing”, “written” or similar such expressions shall be deemed to include submissions, responses, communications or other information in electronic form (including emails).

1.10	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11	Meaning of “to the extent that” and similar expressions

In this Agreement, to the extent that shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

1.12	Joint and Several Liability

1.12.1	Any provision of this Agreement that is expressed to bind the Lifezone Parties shall, save where inconsistent with the context, bind them jointly and each of them severally.

1.12.2	The Seller may in its absolute discretion release, compound, or compromise or give time or indulgence in relation to the liability of any Lifezone Party without in any way prejudicing or affecting its rights against the other Lifezone Parties.

1.13	Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.14	Statutory References

References to a statute or statutory provision include:

1.14.1	that statute or provision as from time to time modified or re-enacted, whether before or (except as specifically provided otherwise) after the date of this Agreement;

1.14.2	any past statute or statutory provision (as from time to time modified or re-enacted) which such statute or statutory provision has directly or indirectly replaced; and

1.14.3	any subordinate legislation made from time to time under that statute or statutory provision.

1.15	Currency

In this Agreement, references to “$”, “US$”, “United States Dollars” or “cents” are references to the lawful currency from time to time of the United States of America and references to “£”, “pounds” or “pounds sterling” are references to the lawful currency from time to time of the United Kingdom.

1.16	Currency Conversion

1.16.1	Except as otherwise stated in this Agreement, and subject to Clause 1.16.2 below, any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause 1.16:

“Conversion Rate” means the closing mid market rate, as published by Bloomberg per https://www.bloomberg.com/markets/currencies/fx-fixings (or any equivalent page replacing the same) on or around 4.00 p.m. (London time) on the Business Day immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted; and

“Relevant Date” means the date on which a payment or an assessment is to be made.

1.16.2	Notwithstanding Clause 1.16.1, where the ordinary shares of Lifezone Metals are quoted on a Relevant Exchange in a currency other than United States Dollars, then for the purposes of determining the volume weighted average price per ordinary share of Lifezone Metals, the price of such shares shall be converted into United States Dollars at the VWAP Conversion Rate at the VWAP Relevant Date. For the purposes of this Clause 1.16:

“VWAP Conversion Rate” means the average closing mid market rate for the relevant period, such average to be calculated based on the closing mid market rate published by Bloomberg per https://www.bloomberg.com/markets/currencies/fx-fixings at the end of trading for the Relevant Exchange on each Trading Day during the relevant period; and

“VWAP Relevant Date” means the end of trading for the Relevant Exchange on the last Trading Day during the relevant period or, if no such rate is quoted on that date, on nearest possible time or date (whether before or after) on which such rates are quoted.

1.17	After-Tax Basis

Where any indemnity or other payment obligation (a “Payment”) is expressed to be calculated “on an after-Tax basis”, the Payment shall be calculated in such a manner as will ensure that, after taking into account:

1.17.1	the timing of and amount by which any liability to Tax of the recipient of that Payment is actually increased as a result of the receipt of that Payment (or would have been increased but for the use or set-off of a Tax relief);

1.17.2	the timing and amount of any Tax benefit or relief to the extent resulting from the matter giving rise to that Payment that is capable of being utilised by the recipient of that Payment; and

1.17.3	any Tax required to be deducted or withheld from the Payment and any additional amounts required to be paid by the payer of the Payment in consequence of such withholding,

the recipient of the Payment is in no better and no worse after-Tax position than that in which it would have been in if the matter giving rise to the Payment had not occurred.

2	Sale and Purchase of the Shares

2.1	Sale and Purchase

On and subject to the terms of this Agreement, the Seller shall sell, and the Purchaser shall purchase, the Shares.

2.2	No Encumbrances

The Shares shall be sold by the Seller free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.3	Waiver of Pre-Emption Rights

Upon Closing, the Purchaser and Seller irrevocably waive any and all rights of pre-emption over the Shares contained in the Shareholders’ Agreement and any non-compliance with the provisions thereof in relation to the sale and purchase of the Shares pursuant to this Agreement.

3	Consideration

3.1	Amount

The consideration for the purchase of the Shares under this Agreement shall be an amount in cash equal to:

3.1.1	if applicable, the FID Payment Amount;

plus

3.1.2	if applicable, the First Commercial Production Payment Amount,

(together the “Aggregate Consideration”), provided that the Aggregate Consideration shall not exceed the Consideration Cap and, to the extent applicable, the First Commercial Production Payment Amount shall be reduced by such amount necessary so as to ensure that the Aggregate Consideration does not exceed the Consideration Cap.

3.2	Adjustment to Consideration

If any payment is made by the Seller to the Lifezone Parties in respect of any claim for any breach of this Agreement or pursuant to an indemnity or covenant to pay under this Agreement (or any agreement entered into under this Agreement), the payment shall, if and to the extent permitted by Law, be treated as an adjustment of the consideration paid to the Seller and the consideration shall be deemed to have been reduced by the amount of such payment.

4	Closing

4.1	Date and Place

Closing shall take place at the offices of the Seller’s Lawyers immediately after the signing of this Agreement or at (or on) such other location, time or date as may be agreed between the parties in writing.

4.2	Closing Events

On Closing, the parties shall comply with their respective obligations specified in Schedule 2 (Closing Obligations).

4.3	When Closing shall have taken place

4.3.1	All documents and items delivered at Closing pursuant to Clause 4.2 and Schedule 2 (Closing Obligations) shall be held by the recipient to the order of the person delivering the same until such time as Closing shall have taken place pursuant to Clause 4.3.2.

4.3.2	Simultaneously with delivery of all documents and items required to be delivered at Closing (or waiver of such delivery by the person entitled to receive the relevant document or item), the documents and items delivered pursuant to Clause 4.2 and Schedule 2 (Closing Obligations) shall cease to be held to the order of the person delivering them and Closing shall have taken place.

5	Post-Closing Obligations

5.1	FID Payment Amount and First Commercial Production Payment Amount

Each of the Lifezone Parties agrees that it will not, and it shall procure that none of its Affiliates will, take any action intended to frustrate the payment of the FID Payment Amount or the First Commercial Production Payment Amount, or which is primarily intended to avoid or delay the occurrence of any FID Event or First Commercial Production Event provided that, for the avoidance of doubt, where a Lifezone Party honestly and reasonably believes that a Dispute has arisen in respect of the FID Payment Amount, the First Commercial Production Payment Amount, any FID Event or a First Commercial Production Event, any Lifezone Party pursuing such Dispute in accordance with the terms of this Agreement shall not constitute a breach of this Clause 5.1.

5.2	Use of Seller’s Trade Marks etc.

Following Closing, each Lifezone Party shall not, and shall procure that each member of the Group shall not, use the Seller’s Trade Marks in written, oral, electronic, digital or other form of communication without obtaining the Seller’s prior written consent, save as required in order to comply with: (a) Clause 5.3 or any of the Lifezone Parties’ other obligations under this Agreement; or (b) any Law or any express request or direction from any Governmental Authority or the rules of any stock exchange, and provided that prior to any such use of the Seller’s Trade Marks under limb (b) immediately above, the relevant Lifezone Party shall, where not prohibited by Law or duties of confidentiality, notify the Seller of such requirement insofar as is reasonably practicable with a view to providing the Seller with the opportunity to consult with the Lifezone Party insofar as is reasonably practicable regarding the timing and content of such disclosure or use.

5.3	Mining Commission Notification

As soon as reasonably practicable following Closing (and by no later than five (5) Business Days thereafter), the Lifezone Parties shall procure that the Mining Commission is notified in writing of the transactions contemplated under this Agreement.

6	Resettlement Action Plan

6.1	Resettlement Action Plan

The Lifezone Parties shall procure that the Resettlement Action Plan for the Project (the “RAP”) shall be prepared, developed and implemented during the RAP Period in material alignment with the International Finance Corporation (IFC) Performance Standard 5 (“IFC PS5”) objectives and the effectiveness of measures designed to mitigate identified impacts and risks.

6.2	RAP Expert

Within seven (7) calendar days following the end of the RAP Period, the Purchaser shall appoint one (1) of the Pre-Agreed Experts in accordance with the prioritisation (if any) thereof specified in Clause 1.1 (or, in the event that the Pre-Agreed Experts are unable or unwilling to act, then such other person as the Seller and the Purchaser may agree in writing (each acting reasonably and in good faith) provided that if such parties fail to so agree on an alternative individual for a period of not less than ten (10) Business Days then the relevant expert shall be appointed, on the application of the first relevant party, by the ICC International Centre for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals) to determine whether (or not) RAP Alignment has been achieved within the RAP Period (the “RAP Expert”) in accordance with the terms of this Agreement.

6.3	RAP Expert scope and process

Except to the extent the Seller and the Purchaser agree otherwise in writing, the RAP Expert appointed shall determine its own procedure but the Lifezone Parties shall procure that:

6.3.1	apart from procedural matters, the scope of the RAP Expert will be to determine RAP Alignment and the RAP Expert shall only determine whether (or not) RAP Alignment has been achieved within the RAP Period in accordance with this Clause 6 (Resettlement Action Plan). For the avoidance of doubt, the RAP Expert shall not be entitled to determine the scope of its own jurisdiction;

6.3.2	the Company (acting reasonably) shall agree the RAP Expert’s engagement terms and ensure the expressly stated scope of the RAP Expert is consistent with Clause 6.3.1 above;

6.3.3	no party shall be permitted to influence the findings or outcome of the RAP Expert’s determination, save for making written submissions and/or responses in respect of any factual errors or omissions in connection therewith; and

6.3.4	the RAP Expert shall make its determination as soon as reasonably practicable and in any event within forty (40) Business Days of its appointment and shall notify the parties in writing of its determination, including the reasons for the determination, and simultaneously provide both with a copy of its report.

6.4	Other

The parties hereby agree that:

6.4.1	the RAP Expert shall act as an expert and not as an arbitrator and its determination shall be final and binding on the parties (save in the event of manifest error (or where its determination is made outside of the scope of Clause 6.3.1) in which case the determination shall be void and shall be remitted to the RAP Expert for correction);

6.4.2	the selection of the RAP Expert will not change once appointed, unless such RAP Expert ceases for bona fide reasons to be able or willing to act in which case the parties shall re-comply with the appointment provisions of this Clause 6 (Resettlement Action Plan) (with the necessary changes being made);

6.4.3	the Company shall be exclusively responsible for all fees, costs and expenses of the RAP Expert; and

6.4.4	each of the parties shall cooperate with any reasonable requests for information from the RAP Expert, shall otherwise cooperate reasonably to allow the RAP Expert to make its determination regarding RAP Alignment, and shall respond to such reasonable requests and provide such cooperation as soon as reasonably practicable.

6.5	Adjustment to Consideration Cap

6.5.1	In the event that the RAP Expert determines that RAP Alignment has been achieved within the RAP Period in accordance with the terms of this Agreement then the Consideration Cap shall be reduced automatically from US$83,000,000 to US$75,000,000 and if the aggregate sum of the FID Payment Amount and the First Commercial Production Payment Amount as otherwise calculated in accordance with the terms of this Agreement would exceed the Consideration Cap (as so reduced), then the First Commercial Production Payment Amount shall be reduced by such amount necessary so as to ensure that the Aggregate Consideration does not exceed US$75,000,000.

6.5.2	If any amount(s) comprised within the Aggregate Consideration would otherwise become due and payable in accordance with the terms of this Agreement (including any Acceleration Event pursuant to Schedule 3 (Acceleration)) and result in the Aggregate Consideration exceeding US$75,000,000 prior to the determination of the RAP Alignment in accordance with this Agreement, then such part of the Aggregate Consideration shall be paid on the due date thereof assuming that the Consideration Cap is US$75,000,000 with the remaining balance of the Aggregate Consideration (if any) to be settled no later than fifteen (15) Business Days following the date that the achievement (or not) of RAP Alignment has been so determined by the RAP Expert.

7	FID

7.1	Notification of FID

The Lifezone Parties shall provide written notice to the Seller as soon as reasonably practicable (and by no later than three (3) Business Days thereof) following the occurrence of any FID Event.

7.2	FID Payment Amount

Unless the FID Payment Amount has been accelerated in accordance with Schedule 3 (Acceleration), each of the Purchaser, Lifezone Metals and Lifezone Holdings shall ensure payment of the FID Payment Amount to the Seller in accordance with Clause 13.7 on the thirtieth (30th) calendar day following the FID Milestone Date, provided that if such day is not a Business Day then the FID Payment Amount shall become due and payable on the immediate next following Business Day.

8	First Commercial Production

8.1	Notification of First Commercial Production Event

The Lifezone Parties shall provide written notice to the Seller as soon as reasonably practicable (and by no later than three (3) Business Days thereof) following the occurrence of any First Commercial Production Event.

8.2	First Commercial Production Notice

8.2.1	At any time after the occurrence of any First Commercial Production Event (whether or not notified by the Lifezone Parties pursuant to Clause 8.1), any party may give written notice to the other parties of the occurrence of any such First Commercial Production Event (the “First Commercial Production Notice”).

8.2.2	For the avoidance of doubt, if any party delivers a First Commercial Production Notice and it is subsequently determined that the relevant First Commercial Production Event has not occurred (as agreed or otherwise determined pursuant to the terms of this Agreement), the relevant First Commercial Production Notice shall be deemed null and void.

8.3	First Commercial Production Payment Amount

Unless the First Commercial Production Payment Amount has been accelerated in accordance with Schedule 3 (Acceleration), each of the Purchaser, Lifezone Metals and Lifezone Holdings shall ensure payment of the First Commercial Production Payment Amount to the Seller in accordance with Clause 13.7 on the thirtieth (30th) calendar day following the First Commercial Production Milestone Date, provided that if such day is not a Business Day then the First Commercial Production Payment Amount shall become due and payable on the immediate next following Business Day.

8.4	Determination of the First Commercial Production Payment Amount

Subject to Clause 6.5, Schedule 3 (Acceleration), Schedule 4 (Adjustment Events) and Schedule 5 (Expert), the parties agree that the First Commercial Production Payment Amount shall be determined subject to, and in accordance with, the provisions of Schedule 1 (First Commercial Production).

9	Indemnities

9.1	Subject to Clause 9.2, each Lifezone Party shall indemnify, defend and hold harmless each BHP Person (on an after-Tax basis) in full and on demand from and against, and undertakes to pay in cash to each BHP Person an amount in cash equal to, all Losses of such BHP Person arising in connection with the Project that relate to:

9.1.1	any actions, proceedings, investigations, claims and demands by the GoT or any Tanzanian or international regulatory, judicial, or Governmental Authority in connection with the Project (“Relevant Claims”) and any third party actions, proceedings, investigations, claims and demands which arise out of or in connection with any Relevant Claims;

9.1.2	any Taxation, penalties, or related obligations assessed against any member of the Seller’s Group or the Group by the Tanzanian Revenue Authority in relation to the Project, including any Tax liabilities that arise in part or wholly from changes in the underlying share ownership of Tembo (inclusive of changes in connection with the transactions contemplated by this Agreement);

9.1.3	any actions, proceedings, investigations, claims and demands arising out of or connected to resettlement activities or obligations in connection with the Project; and

9.1.4	any actions, proceedings, investigations, claims and demands which arise out of or in connection with any breach by any Lifezone Party of the warranties or undertakings contained in the T2 Agreement, T1B Agreement or this Agreement relating to Anti-Corruption Laws, Sanctions Laws and applicable anti-money laundering and terrorism financing laws or any other material breach (whether actual, purported or threatened) of any of the Anti-Corruption Laws, Sanctions Laws and applicable anti-money laundering and terrorism financing laws by any Lifezone Party, Tembo or any directors, officers, employees, consultants, agents and professional advisers of any Lifezone Party or Tembo,

(the “Indemnified Losses”).

9.2	Limitations

In respect of any Indemnified Losses suffered by a BHP Person, the liability of any Lifezone Party to make any payment under Clause 9.1 shall be reduced if and to the extent that:

9.2.1	the relevant Indemnified Losses arise or are increased by a BHP Person’s fraud or wilful (or gross) misconduct; or

9.2.2	the relevant Indemnified Losses arise or are increased as a result of the BHP Person being wound up or entering into insolvency procedures.

9.3	Cooperation

9.3.1	If the Seller or any BHP Person becomes aware of any claim, action or demand against a BHP Person by a third party which is reasonably likely to give rise a claim under Clause 9.1 (a “Claim”):

(i)	the relevant BHP Person shall as soon as reasonably practicable after becoming aware of a Claim:

(a)	notify the Purchaser in writing by no later than fifteen (15) Business Days of becoming aware of a Claim, specifying such detail as is available to the Seller as is reasonably necessary to enable the Purchaser to assess the merits of the Claim, to act to preserve evidence and to make such provision as the Purchaser may consider necessary;

(b)	provide copies of all documents and correspondence (or, to the extent that the correspondence is not written, sufficient detail of the correspondence) received in connection with the Claim; and

(c)	consult in good faith with the Purchaser regarding any actions to be taken to admit, settle, agree or compromise such Claim; and

(ii)	the Seller shall procure that each BHP Person shall:

(a)	upon the written request of the Purchaser, keep the Purchaser reasonably and promptly informed of the progress of all material developments in connection with a Claim until that Claim has concluded;

(b)	use reasonable endeavours to consult with the Purchaser regarding the ongoing conduct of a Claim and provide as soon as reasonably practicable such information in relation to the conduct of a Claim as the Purchaser may reasonably request;

(c)	provide such reasonable information and access to the Seller’s Group’s personnel, premises, books, records and documents (including in electronic form) to the Lifezone Parties and their Representatives as any Lifezone Party may reasonably request in connection with a Claim, provided that neither the Seller nor any BHP Person shall be obliged to provide any information or access to any documents or records to any party where to do so would require the disclosure of any competitively sensitive information (save where such competitively sensitive information can be redacted or may be provided on an outside counsel-to-counsel basis), or would breach any Law or any express request or direction from any Governmental Authority or the rules of any stock exchange;

(d)	consult with the Purchaser (to the extent permitted by Law and so far as reasonably practicable) sufficiently, but in any event and where reasonably practicable three (3) Business Days, prior to taking any material decision in relation to a Claim and consider in good faith actions reasonably requested (or suggested) by the Purchaser in relation to the same; and

(e)	not knowingly pursue (or otherwise admit, settle, agree or compromise) a Claim on a different basis, in any material respect, than it would otherwise have done if the indemnity under this Clause 9 (Indemnities) did not exist.

9.3.2	For the avoidance of doubt, nothing in Clause 9.3.1 requires the Seller or any BHP Person to take or omit any action in violation of Law.

10	Recovery from Third Parties

If a Lifezone Party has paid an amount in discharge of any Claim against that Lifezone Party under this Agreement and subsequently the Seller or a BHP Person recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies and holds harmless or compensates the Seller or a BHP Person (in whole or in part) in respect of the loss or liability which is the subject matter of the Claim, the Seller shall pay to the relevant Lifezone Party as soon as reasonably practicable after receipt an amount equal to (i) the sum recovered from the third party less any costs and expenses properly incurred and any Tax actually paid or actually payable in obtaining such recovery or, if less, (ii) the amount previously received by the Seller or BHP Person from the relevant Lifezone Party in discharge for the relevant Claim. If any payment is made by the Seller to the Lifezone Parties under this Clause 10 (Recovery from Third Parties), the payment shall, if and to the extent permitted by Law, be treated by way of further adjustment of the consideration paid to the Seller and the provisions of Clause 3.2 shall apply (with the necessary changes being made).

11	Warranties

11.1	General Warranties

The Seller warrants to the Purchaser, and each of the Lifezone Parties severally warrants to the Seller, that the following statements are each true and accurate as at the date of this Agreement and at Closing:

11.1.1	it is duly organised and validly existing under the Law of the country where it is incorporated;

11.1.2	it has the legal right, all requisite corporate power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated by the Transaction Documents to which it is a party;

11.1.3	the Transaction Documents to which it is a party have been (or will be upon Closing) duly executed and delivered by it and the Transaction Documents to which it is a party constitute legal, valid and binding obligations of it, enforceable against it in accordance with their terms;

11.1.4	it has not taken any corporate action, legal proceedings or other procedure or step nor intends to take any corporate action, legal proceedings or other procedure or step and (to the best of its knowledge) no petition application or the like is outstanding, in each case that may result in its winding-up;

11.1.5	the execution, delivery and performance of the Transaction Documents to which it is a party by it, the consummation of the transactions contemplated thereby, and the compliance with the provisions of the Transaction Documents to which it is a party will not:

(i)	violate any applicable Law;

(ii)	contravene its constitutional documents; or

(iii)	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by it prior to or on the date hereof;

11.1.6	it, and its Affiliates and their respective directors, officers and employees, in connection with the Transaction Documents to which it is party and the contemplated activities thereunder, are not the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering or counter-terrorism financing Law and no such investigation, inquiry or proceedings have been threatened, and so far as it is aware (after making reasonable enquiries) there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

11.1.7	no corporate action, legal proceeding or other procedure or step has been taken or threatened in relation to it:

(i)	being unable to, or admitting an inability to, pay its debts as they fall due;

(ii)	suspending making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.2	Additional Warranties by the Seller

The Seller additionally warrants to the Purchaser that the following statements are each true and accurate as at the date of this Agreement and at Closing:

11.2.1	the Seller:

(i)	is the sole legal and beneficial owner of the Shares; and

(ii)	has the right to exercise all voting and other rights over the Shares;

11.2.2	there are no Encumbrances on the Shares (other than any Encumbrances expressly provided for in the Shareholders’ Agreement); and

11.2.3	as at the date of this Agreement, the Seller has not taken any action with a view to bringing, nor does it have any present intention to bring, any claim, action or proceeding in respect of any of the warranties given by any Lifezone Party under the T1B Agreement, the T2 Agreement or Clause 10 (Warranties) of this Agreement.

11.3	Additional Warranties by the Lifezone Parties

Each of the Lifezone Parties additionally severally warrants to the Seller that the following statements are each true and accurate as at the date of this Agreement and at Closing:

11.3.1	neither it nor any of its Affiliates is considered a Sanctioned Party;

11.3.2	each member of the Group and their respective directors, officers, employees and, so far as the Company is aware, any former (or current) shareholder of the Company (other than the Seller) acting on behalf (or as agent) of any member of the Group, in each case, have complied with applicable Anti-Corruption Laws, Sanctions Laws and applicable anti-money laundering and counter-terrorism financing Laws in connection with the negotiation, entry into, award and/or grant of the Framework Agreement, the Special Mining Licence and/or the Prospecting Licences, and in connection with the Project;

11.3.3	no member of the Group nor any of their respective directors, officers, employees nor any former (or current) shareholder of the Company (other than the Seller) is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering and counter-terrorism financing Laws in connection with the Project, and so far as each of the Lifezone Parties is aware, no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings;

11.3.4	no investigation, inquiry or proceedings in connection with any Sanctions Laws or Anti-Corruption Laws have been threatened or are pending which, if successful, would affect the legality, validity, binding nature or enforceability of the Framework Agreement, the Special Mining Licence and/or the Prospecting Licences or otherwise limit, revoke, void, render unlawful, cancel, suspend or cause not to be renewed the Framework Agreement, the Special Mining Licence and/or the Prospecting Licences (as the context requires) and, so far as each of the Lifezone Parties is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

11.3.5	so far as the Company is aware, no ‘politically exposed person’ nor any ‘family member’ or ‘known close associate’ of a politically exposed person (each as defined in regulation 35(12) of the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017) has, nor has had, any direct or indirect interest in, or business relationship with, any member of the Group or the Project.

12	Confidentiality

12.1	Announcements

No announcement, communication or circular in connection with the existence or the subject matter of the Transaction Documents shall be made or issued by or on behalf of any member of the Group without the prior written consent of the Seller. This shall not affect any announcement, communication, or circular required by Law or any Governmental Authority or the rules of any stock exchange but the Lifezone Parties shall consult with the Seller insofar as is reasonably practicable before complying with such an obligation.

12.2	Post-Closing Confidential Information

12.2.1	As soon as reasonably practicable (and, in any event, within three (3) Business Days) following Closing, the Seller shall notify its Representatives of Closing and request the destruction or erasing of Post-Closing Confidential Information by its Representatives in accordance with this Clause 12.2.

12.2.2	Subject to Clause 12.2.3, as soon as reasonably practicable following Closing (and by no later than thirty (30) calendar days thereof), the Seller shall procure that its Representatives:

(i)	destroy all Post-Closing Confidential Information in the Representatives’ physical possession, or within their conduct or control; and

(ii)	so far as is reasonably practicable, permanently erase, or procure the permanent erasing of, all electronic copies of all Post-Closing Confidential Information in its or their possession or under its or their conduct or control.

12.2.3	Notwithstanding Clause 12.2.1, each of the Representatives may retain any Post-Closing Confidential Information:

(i)	as may be required by Law or any Governmental Authority and may keep one copy of any document in their possession for record purposes without prejudice to any duties of confidentiality; and

(ii)	in any electronic form (including any such form created pursuant to any routine backup or archiving procedures), provided that such information retained shall continue to be kept secure and confidential, including through maintaining information barriers and other systems and procedures designed to preserve confidentiality.

12.2.4	Without prejudice to 12.2.1, and subject to Clauses 12.2.5 and 12.3, each BHP Person may retain any Post-Closing Confidential Information provided that the Seller shall procure that:

(i)	each BHP Person keeps such Post-Closing Confidential Information confidential and secure; and

(ii)	no BHP Person uses the Post-Closing Confidential Information other than for any reason expressly permitted under this Agreement.

12.2.5	Nothing in this Agreement shall prevent any BHP Person or Representative from disclosing any Post-Closing Confidential Information where:

(i)	the disclosure is required to vest the full benefit of the Transaction Documents in the Seller;

(ii)	the disclosure is required by Law or any Governmental Authority or any stock exchange on which the shares of the Seller or any of its Affiliates are listed or in connection with any internal or reporting requirements or purposes;

(iii)	the disclosure is required for the purpose of any actual, threatened or potential arbitral, judicial or regulatory proceedings or investigations;

(iv)	the disclosure is required to be made to a Tax Authority;

(v)	the disclosure is reasonably required by the RAP Expert to allow the RAP Expert to make its determination regarding RAP Alignment under this Agreement;

(vi)	the information is or becomes publicly available other than as a result of breach of this Agreement;

(vii)	the information was lawfully in the possession of any BHP Person or any Representative prior to it first being so disclosed by or on behalf of any Lifezone Party;

(viii)	the information is independently developed by any BHP Person or any of its Representatives after Closing; or

(ix)	Lifezone Metals has given prior written approval to the disclosure,

provided that prior to disclosure of any information, the Seller shall, where not prohibited by Law or duties of confidentiality, notify Lifezone Metals of such requirement insofar as is reasonably practicable with a view to providing Lifezone Metals with the opportunity to consult with the Seller insofar as is reasonably practicable regarding the timing and content of such disclosure or use.

12.3	Transaction Confidential Information

12.3.1	Subject to Clause 12.3.2 below, each party shall (and shall procure that its Affiliates and their respective directors, officers, employees, consultants, agents and professional advisers shall) treat as strictly confidential and not disclose (or otherwise announce) any Transaction Confidential Information.

12.3.2	Clause 12.3.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required to vest the full benefit of this Agreement in any party;

(ii)	the disclosure or use is required by Law, any Governmental Authority or any stock exchange on which the shares of a party or its direct or indirect holding company are listed;

(iii)	the disclosure is required for the purpose of any actual, threatened or potential arbitral, judicial or regulatory proceedings or investigations;

(iv)	the disclosure is made to professional advisers or insurers of any party or its Affiliates on a strictly need-to-know basis and on terms that such persons undertake to comply with the provisions of Clause 12.3.1 in respect of such information as if they were a party to this Agreement;

(v)	in respect of a Lifezone Party, the disclosure is made to potential equity or debt financiers (or their respective professional advisers, financiers or insurers) of any Lifezone Party or its Affiliates on terms that such persons undertake to substantively comply with the provisions of Clause 12.3.1 in respect of such information as if they were a party to this Agreement, and the identity of such potential equity or debt financiers is made known to the Seller upon its written request;

(vi)	the disclosure is required to be made to a Tax Authority in the proper management of that party’s tax affairs;

(vii)	the disclosure is reasonably required by the RAP Expert to allow the RAP Expert to make its determination regarding RAP Alignment under this Agreement;

(viii)	in respect of a Lifezone Party, the disclosure is reasonably required in order to discharge its obligations under Clause 5.3;

(ix)	the information is or becomes publicly available (other than by breach of this Agreement); or

(x)	each party has given prior written approval to the disclosure or use,

provided that prior to disclosure of any information, the party concerned shall, where not prohibited by Law or duties of confidentiality, notify the other party (or parties) of such requirement insofar as is reasonably practicable with a view to providing the other party (or parties) with the opportunity to consult with the disclosing party insofar as is reasonably practicable regarding the timing and content of such disclosure or use (except that such notification and consultation shall not apply to limb (vi) of this Clause 12.3).

12.4	Duration

Unless this Agreement has otherwise been terminated in accordance with its terms, the provisions of Clauses 12.2.4 and 12.3 shall cease to apply on the seventh (7th) anniversary of the Closing Date.

13	Other Provisions

13.1	Further Assurances

13.1.1	Each of the Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to transfer the Shares to the Purchaser and to give the other the full benefit of this Agreement.

13.1.2	The Purchaser shall, and shall procure that the relevant members of the Group shall, retain for three (3) years from Closing any books, records and documents of the Group if and to the extent they relate to the period prior to Closing and shall, and shall procure that the relevant members of the Group shall, if reasonably requested by the Seller, allow the Seller reasonable access to such books, records and documents, including the right to take copies, at the Seller’s expense, (i) for the purposes of complying with any reporting or filing obligations relating to Tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Group; and (iii) to enable the Seller’s Group to comply with its own Tax obligations or facilitate the management or settlement of its own Tax affairs.

13.2	Whole Agreement

13.2.1	The Transaction Documents contain the whole agreement between the parties relating to their subject matter to the exclusion of any terms implied by Law which may be excluded by contract and supersede any previous written or oral agreement between the parties relating to the matters dealt with in the Transaction Documents.

13.2.2	Each party agrees and acknowledges that, in entering into the Transaction Documents, it is not relying on any representation, warranty or undertaking not expressly incorporated into them.

13.2.3	Each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in or in connection with the Transaction Documents shall be for breach of the terms of the Transaction Documents and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

13.2.4	Nothing in this Clause 13.2 excludes or limits any liability for fraud.

13.3	Assignment

13.3.1	Except as permitted by Clause 13.3.2 or as otherwise expressly provided in this Agreement, no party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement nor shall any Lifezone Party be entitled to make any claim against the Seller in respect of any Losses which it does not suffer in its own capacity as beneficial owner of the Shares.

13.3.2	A party may without the consent of the other parties, assign to an Affiliate the benefit of the whole or any part of this Agreement, provided that if the assignee ceases to be an Affiliate of that party, it shall before ceasing to be so assign the benefit, so far as assigned to it, back to that party or assign the benefit to another Affiliate of that party, as the case may be.

13.3.3	Any assignee pursuant to Clause 13.3.2 shall not be entitled to receive under this Agreement any greater amount than that to which the assigning party would have been entitled.

13.4	The Business Contract Terms (Assignment of Receivables) Regulations 2018

This Agreement is a contract within the meaning of Regulation 4(i) of The Business Contract Terms (Assignment of Receivables) Regulations 2018 and, accordingly, Regulation 2 of those Regulations does not apply to it.

13.5	Third Party Rights

13.5.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except if and to the extent set out in this Clause 13.5.

13.5.2	A BHP Person may enforce and rely on Clause 9 to the same extent as if it were a party. An assignee pursuant to Clause 13.3.2 may enforce and rely on this Agreement as if it were a party.

13.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

13.7	Method of Payment and Set Off

13.7.1	Any payments pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by Law or as otherwise agreed).

13.7.2	Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected) on or before the due date for payment.

13.7.3	Subject to Clause 13.11, payment of a sum in accordance with this Clause 13.7 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

13.8	Costs

13.8.1	The Seller shall bear all costs incurred by it and the Seller’s Group in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares.

13.8.2	The Lifezone Parties shall bear all such costs incurred by them in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Shares.

13.9	Stamp Duty, Fees and Taxes

Each of the Purchaser, Lifezone Metals and Lifezone Holdings shall bear the cost of all stamp duty, SDRT, SDLT, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. Within seven (7) Business Days of Closing, the Purchaser, Lifezone Metals or Lifezone Holdings shall ensure the payment of such stamp duty, SDRT, SDLT and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. Each of the Purchaser, Lifezone Metals or Lifezone Holdings shall ensure the payment to the Seller or any other member of the Seller’s Group of an amount equal to any Losses suffered by the Seller or member of the Seller’s Group as a result of the Purchaser, Lifezone Metals or Lifezone Holdings (as applicable) failing to comply with its obligations under this Clause 13.9.

13.10	Interest

If a party defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum equal to twelve per cent. (12%), with interest calculated daily and compounded on a two (2) month basis.

13.11	Grossing-up

All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be permitted by Clause 13.7.1 or required by Law. If any deductions or withholdings are required by Law, the payer shall account to the relevant Tax Authority for the amount so required to be deducted or withheld and save in respect of any payments under Clause 9 (to which the provisions of Clause 1.17 shall apply), the payer shall be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made), is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.12	VAT

13.12.1	Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT as may be practicable.

13.12.2	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient any VAT due.

13.13	Notices

13.13.1	Subject to Clause 13.13.10, any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing;

(ii)	delivered by hand, e-mail, recorded or special delivery or courier using an internationally recognised courier company.

13.13.2	A Notice to the Seller shall be sent to such party at the following address, or to such other person or address as the Seller may notify to the Lifezone Parties from time to time:

BHP Group Limited

Brookfield Place, Level 37, 125 St Georges Terrace, Perth, Western Australia, 6000, Australia

Email: [***] and [***] (in copy)

Attention: [***]

with a copy (which shall not constitute a Notice) to:

Linklaters LLP

One Silk Street, London EC2Y 8HQ, United Kingdom

Attention: [***]

E-mail: [***]

13.13.3	A Notice to the Purchaser shall be sent to such party at the following address, or to such other person or address as the Purchaser may notify to the Seller from time to time:

Lifezone Limited

2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man

E-mail: [***] and [***] (in copy)

Attention: [***]

with a copy (which shall not constitute a Notice) to:

Travers Smith LLP

10 Snow Hill, London EC1A 2AL, United Kingdom

Attention: [***]

E-mail: [***]

13.13.4	A Notice to Lifezone Metals shall be sent to such party at the following address, or to such other person or address as Lifezone Metals may notify to the Seller from time to time:

Lifezone Metals Limited

2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man

E-mail: [***] and [***] (in copy)

Attention: [***]

with a copy (which shall not constitute a Notice) to:

Travers Smith LLP

10 Snow Hill, London EC1A 2AL, United Kingdom

Attention: [***]

E-mail: [***]

13.13.5	A Notice to Lifezone Holdings shall be sent to such party at the following address, or to such other person or address as Lifezone Holdings may notify to the Seller from time to time:

Lifezone Holdings Limited

2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man

E-mail: [***] and [***] (in copy)

Attention: [***]

with a copy (which shall not constitute a Notice) to:

Travers Smith LLP

10 Snow Hill, London EC1A 2AL, United Kingdom

Attention: [***]

E-mail: [***]

13.13.6	A Notice to the Company shall be sent to such party at the following address, or to such other person or address as the Company may notify to the Seller from time to time:

Kabanga Nickel Limited

22 Chancery Lane, London, United Kingdom, WC2A 1LS

E-mail: [***] and [***] (in copy)

Attention: [***]

with a copy (which shall not constitute a Notice) to:

Travers Smith LLP

10 Snow Hill, London EC1A 2AL, United Kingdom

Attention: [***]

E-mail: [***]

13.13.7	Subject to Clause 13.13.8, a Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time recorded by the delivery company, in the case of recorded or special delivery;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

13.13.8	A Notice that is deemed by Clause 13.13.7 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

13.13.9	For the purposes of this Clause 13.13, all references to time are to local time in the place of receipt. For the purposes of Notices by e-mail, the place of receipt is the place in which the party to whom the Notice is sent has its postal address for the purpose of this Agreement.

13.13.10	E-mail is not permitted for any Notice which (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

13.14	Invalidity

13.14.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

13.14.2	If and to the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.14.1, then such provision or part of it shall, if and to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 13.14.1, not be affected.

13.15	Remedies and waivers

13.15.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it.

13.15.2	The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.15.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

13.15.4	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages may not be an adequate remedy for any breach by any party of the provisions of this Agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and neither of the parties shall contest the appropriateness or availability thereof) for any threatened or actual breach of any such provision of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

13.16	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Seller and each Lifezone Party may enter into this Agreement by executing any such counterpart.

13.17	Anti-Corruption Laws and Sanctions Laws

Each of the Lifezone Parties severally agrees that:

13.17.1	it will, in connection with this Agreement and its contemplated activities, comply with the Anti-Corruption Laws, Sanctions Laws and applicable anti-money laundering and counter-terrorism financing Laws;

13.17.2	(without limiting Clause 13.17.1) it will not, and will procure that its Affiliates will not, enter into any transaction with a Sanctioned Party that will have the effect of preventing or delaying the Seller’s lawful receipt of the full consideration under this Agreement; and

13.17.3	for as long as it has remaining obligations to perform under this Agreement, it will promptly notify the Seller of any matter, event or circumstance that constitutes, or could reasonably be expected to result in, a breach of Clauses 13.17.1 or 13.17.2.

13.18	No double recovery

The parties shall be entitled to make more than one claim under this Agreement, the T1B Agreement, the T2 Agreement or any relevant Transaction Document arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Agreement, the T1B Agreement, the T2 Agreement or any relevant Transaction Document or otherwise more than once in respect of the same Loss, regardless of whether more than one claim arises in respect of it.

13.19	Governing law and dispute resolution

13.19.1	This Agreement and the documents to be entered into pursuant to it and any non-contractual obligations arising out of or in connection with this Agreement and such documents, save as expressly referred to therein, shall be governed by and construed in accordance with English Law. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the English courts to support and assist the arbitration process pursuant to Clause 13.19.5, including, if necessary, the grant of interlocutory relief pending the outcome of that process.

13.19.2	The parties will first seek to resolve any Dispute by discussions in good faith as set out in Clause 13.19.3 and 13.19.4 below.

13.19.3	Lifezone Metals or the Seller may, by written notice to the other, require any Dispute to be referred to the senior representatives of the notifying party (such senior representatives to be specified therein) and the senior representatives of the party which receives such written notice (who shall nominate its relevant senior representatives to the other notifying party within three (3) Business Days of receipt of such written notice) (together the “Senior Representatives”). Such Senior Representatives will meet and seek to resolve the Dispute in good faith within ten (10) Business Days of the date of receipt of the written notice referring the Dispute to the Senior Representatives.

13.19.4	If the Senior Representatives are unable to resolve the Dispute within ten (10) Business Days, then any party may, by written notice to the other parties, refer the Dispute:

(i)	(in the case of any Dispute not concerning a Computational Matter) to arbitration for final resolution in accordance with Clause 13.19.5; or

(ii)	(in the case of any Dispute concerning a Computational Matter) to the Expert for final expert determination in accordance with Schedule 5 (Expert).

13.19.5	Subject to the parties completing the procedure set out in Clauses 13.19.2 to 13.19.4 (inclusive), any Dispute which is not resolved (or which may be referred to the Expert) by the procedure set out in Clauses 13.19.2 to 13.19.4 (inclusive) or any other dispute arising out of or connected with this Agreement, including a dispute as to the existence, validity or termination of this Agreement, or this Clause 13.17 or any non-contractual obligation arising out of or in connection with this Agreement shall be resolved by arbitration in London conducted in English by three (3) arbitrators pursuant to the rules of the London Court of International Arbitration (“LCIA”). The appointing body shall be the LCIA. For the avoidance of doubt, the parties agree that any unresolved Dispute concerning Computational Matters shall only be capable of being determined by the Expert in accordance with Schedule 5 (Expert).

13.19.6	Nothing in this Clause 13.19 shall prevent a party seeking appropriate and urgent interim or conservatory measures, including injunctive, declarative or interlocutory relief before the English courts at any time where, in that party’s honest and reasonable opinion, that action is necessary to preserve property or rights or to avoid losses that are not compensable in damages, and any such recourse to the English courts by any party shall not be deemed to be or construed as incompatible with, or a waiver of, its agreement to arbitrate set out in Clause 13.19.5.

13.19.7	In the event of a declared public health emergency by either the World Health Organisation (the “WHO”) or a national Governmental Authority, as a consequence of which it is inadvisable or prohibited for the parties and/or their legal representatives to travel to or attend any hearing ordered by the arbitrator, the following shall apply:

(i)	any such hearing shall be held via video or telephone conference upon the order of the arbitrator;

(ii)	the parties agree that no objection shall be taken to the decision, order or award of the arbitrator following any such hearing on the basis that the hearing was held by video or telephone conference; and

(iii)	in exceptional circumstances only, the arbitrator shall have the discretion to order that a hearing shall be held in person, but only after full and thorough consideration of the prevailing guidance of the WHO and any relevant travel or social distancing restrictions or guidelines affecting the parties and/or their legal representatives and the implementation of appropriate mitigation.

Schedule 1
First Commercial Production

1	Definitions

In this Agreement (including this Schedule 1 (First Commercial Production)), the following further definitions apply:

“10-Day VWAP” means the 10-day volume weighted average price at which the Lifezone Metals ordinary shares trade on the Relevant Exchange in United States Dollars (and determined acting reasonably and on the basis of industry standard metrics and information by reference to Bloomberg or (if Bloomberg is unavailable) then another platform of international recognition and widely used by global institutional investors) during the 10-Day VWAP Period, subject to any adjustment pursuant to paragraph 4 of Schedule 4 (Adjustment Events);

“10-Day VWAP Period” means:

(a)	if the ordinary shares of Lifezone Metals are not suspended from trading on the Relevant Exchange at any time during such period, the period commencing on the first (1st) Trading Day after the date on which the First Commercial Production Notice is delivered and ending on the tenth (10th) Trading Day after such date; and

(b)	if the ordinary shares of Lifezone Metals are suspended from trading on the Relevant Exchange at any time during the period specified in limb (a) above, the first period of ten (10) consecutive Trading Days on which the ordinary shares of Lifezone Metals are traded on the Relevant Exchange following the date on which First Commercial Production Notice is delivered, provided that if no such period of ten (10) consecutive Trading Days shall occur prior to the First Commercial Production Milestone Date then the Seller may by written notice to the Lifezone Parties elect that the period shall instead be the most recent period of ten (10) consecutive Trading Days on which the ordinary shares of Lifezone Metals are traded on the Relevant Exchange;

“Indexation Factor” means seventy per cent. (70%);

“NYSE” means the New York Stock Exchange LLC, a national securities exchange registered with the United States Securities and Exchange Commission, or any successor thereto, including any electronic or other trading platform operated by or on behalf of the New York Stock Exchange LLC or its successor, as applicable;

“Reference Amount” means US$28,000,000;

“Reference Share Price” means US$4.16 being the 60-day volume weighted average price per Lifezone Metals ordinary share from 11 February 2025 to 7 May 2025, as may be further adjusted pursuant to Schedule 4 (Adjustment Events) and Schedule 5 (Expert) from time to time;

“Relevant Exchange” means the NYSE or, if the relevant shares cease to be listed and admitted to trading on NYSE, the principal stock exchange or securities market on which the relevant shares are, at the relevant time, listed, admitted to trading or quoted or dealt in, where “principal stock exchange or securities market” shall mean the stock exchange or securities market on which the relevant shares are listed, admitted to trading or quoted or dealt in, provided that if such relevant shares are listed, admitted to trading or quoted or dealt in (as the case may be) on more than one stock exchange or securities market at such time, then “principal stock exchange or securities market” shall mean that stock exchange or securities market on which such relevant shares are principally traded at such time as determined by reference to the stock exchange or securities market with the highest average daily trading volume in respect of such relevant shares; and

“Trading Day” means a day on which the Relevant Exchange is open for business and on which relevant shares may be dealt in (other than a day on which the Relevant Exchange is scheduled to or does close prior to its regular weekday closing time).

2	First Commercial Production Payment Amount

2.1	For the purposes of this Agreement, and subject to Schedule 3 (Acceleration), Schedule 4 (Adjustment Events) and Schedule 5 (Expert), the parties agree that the “First Commercial Production Payment Amount” shall be calculated in accordance with the following formula (rounded up or down to the nearest whole cent and applying mathematical order of operations according to BODMAS convention):

“First Commercial Production Payment Amount” = α x (1 + (β x (γ - δ) / δ))

where:
α =	Reference Amount
β =	Indexation Factor
γ =	10-Day VWAP or such other price per ordinary share of Lifezone Metals as may be deemed to apply pursuant to paragraph 3 of Schedule 3 (Acceleration) in the event of an Acceleration Event
δ =	Reference Share Price as may be adjusted (from time to time) pursuant to Schedule 4 (Adjustment Events)

By way of illustrative examples:

	Example 1	Example 2	Example 3	Example 4
Reference Amount	28.00	28.00	28.00	28.00
Indexation Factor	70%	70%	70%	70%
10-day VWAP	3.00	10.00	14.00	5.00
Reference Share Price	4.16	4.16	4.16	3.5

First Commercial Production Payment Amount	22.5	55.5	74.4	36.4

Payment Cap	75	75	75	75
Less FID Payment	10	10	10	10
Cap on First Commercial Production Payment	65	65	65	65

First Commercial Production Payment adjusted for cap	22.5	55.5	65.0	36.4

Examples	Description
Example 1	10-Day VWAP less that Reference Share Price
Example 2	Where 10-Day VWAP is more than Reference Share Price (and results in payment of less than US$75,000,000)
Example 3	Where 10-Day VWAP is more than Reference Share Price (and results in payment being capped at US$75,000,000)
Example 4	Where there is an Acceleration Event which changes the 10-Day VWAP

2.2	The parties agree that the provisions of Clause 6.5 shall apply in respect of the calculation and payment of the First Commercial Production Payment Amount.

3	Dispute regarding 10-Day VWAP

In the event of any Dispute concerning the 10-Day VWAP (or any adjustment pursuant to paragraph 4 of Schedule 4 (Adjustment Events)) then, subject to such party having first sought to comply with the procedure set out in Clauses 13.19.2 to 13.19.4 (inclusive), such party may refer the relevant Computational Matter for expert determination by an investment bank in accordance with Schedule 5 (Expert).

Schedule 2
Closing Obligations

1	Seller’s Obligations

1.1	General Obligations

On Closing, the Seller shall deliver or make available to the Purchaser the following:

1.1.1	the Termination Deed and Lock-Up Deed duly executed by the Seller;

1.1.2	evidence that the Seller is authorised to execute this Agreement, the Termination Deed and the Lock-Up Deed; and

1.1.3	a stock transfer form of the Shares duly executed by the Seller in favour of the Purchaser or as it may direct accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing).

2	The Purchaser’s Obligations

2.1	General Obligations

On Closing, each Lifezone Party shall deliver or make available to the Seller:

2.1.1	the Termination Deed duly executed by the Purchaser;

2.1.2	the Lock-Up Deed duly executed by Lifezone Metals; and

2.1.3	evidence that each Lifezone Party is authorised to execute this Agreement, the T2 Termination Deed and the Lock-Up Deed (as applicable).

2.2	Board Resolutions of the Company

On Closing, the Purchaser shall procure the passing of Board Resolutions of the Company approving the registration of the share transfer referred to in paragraph 1.1.3 of this Schedule 2 (Closing Obligations) subject only to their being duly executed and stamped.

Schedule 3
Acceleration

1	Definitions

In this Agreement (including this Schedule 3 (Acceleration)), the following further definitions apply:

“10-Day Alternative VWAP” means the 10-day volume weighted average price at which the Lifezone Metals ordinary shares trade on the Relevant Exchange in United States Dollars (and determined acting reasonably and on the basis of industry standard metrics and information by reference to Bloomberg or (if Bloomberg is unavailable) then another platform of international recognition and widely used by global institutional investors) during the 10-Day Alternative VWAP Period, subject to any adjustment pursuant to paragraph 4 of Schedule 4 (Adjustment Events);

“10-Day Alternative VWAP Period” means:

(a)	if the ordinary shares of Lifezone Metals are not suspended from trading on the Relevant Exchange at any time during such period, the period commencing on the first (1st) Trading Day after the date on which the relevant Acceleration Event is first announced publicly to shareholders of Lifezone Metals and ending on the tenth (10th) Trading Day after such date; and

(b)	if the ordinary shares of Lifezone Metals are suspended from trading on the Relevant Exchange at any time during the period specified in limb (a) above, the first period of ten (10) consecutive Trading Days on which the ordinary shares of Lifezone Metals are traded on the Relevant Exchange following the date on which the relevant Acceleration Event is first announced publicly to shareholders of Lifezone Metals, provided that if no such period of ten (10) consecutive Trading Days shall occur prior to the date falling three (3) Business Days prior to the Accelerated First Commercial Production Payment Date then the Seller may by written notice to the Lifezone Parties elect that the period shall instead be the most recent period of ten (10) consecutive Trading Days on which the ordinary shares of Lifezone Metals are traded on the Relevant Exchange;

“Accelerated First Commercial Production Payment Date” means the later of the fifteenth (15th) calendar day following:

(a)	the date of delivery by the Seller to the Purchaser of the Acceleration Event Notice; and

(b)	the date on which any required Computational Matters are agreed or determined in accordance with the remaining provisions of this Agreement so as to permit the calculation of the First Commercial Production Payment Amount;

“Acceleration Event” means:

(a)	the Disposal of the Special Mining Licence, or substantially all Project assets or Project tenements owned by Tembo or the Company (whether alone or in conjunction with a third party, and whether pursuant to one or a series of transactions) other than as a result of an internal corporate reorganisation or restructuring that does not reduce the look-through legal, beneficial or voting interest of Lifezone Metals in the Project;

(b)	a Disposal (whether alone or in conjunction with a third party, and whether pursuant to one or a series of transactions) that results in Lifezone Metals ceasing to own any look-through beneficial interest in Tembo;

(c)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) (except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty per cent. (50%) of the total voting power of the voting rights of Lifezone Metals (or its successor by merger, amalgamation, consolidation or purchase of all or substantially all of its assets);

(d)	any merger, consolidation, or amalgamation of Lifezone Metals with or into another person or the merger, amalgamation or consolidation of another person with or into Lifezone Metals or the merger, amalgamation or consolidation of any person with or into a subsidiary of Lifezone Metals, unless the holders of a majority of the aggregate voting power of the voting rights of Lifezone Metals, immediately prior to such transaction, hold securities of the surviving or transferee person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the voting rights of the surviving or transferee person; or

(e)	Lifezone Metal’s ordinary shares ceasing to be listed and admitted to trading on any Relevant Exchange, otherwise than in connection with the acquisition of more than fifty per cent. (50%) of the total voting power of the voting rights of Lifezone Metals as contemplated in limb (c) above or in connection with any merger, consolidation, or amalgamation as contemplated in limb (d) above;

“Acceleration Event Notice” has the meaning given in paragraph 2.2 of this Schedule 3 (Acceleration);

“Disposal” means selling, assigning, transferring or otherwise disposing of any beneficial interest; and

“Exchange Act” means the United States Securities Exchange Act of 1934 (as amended from time to time).

2	Acceleration Event Notice

2.1	Unless the FID Payment Amount and the First Commercial Production Payment Amount have already been paid to the Seller in accordance with the terms of this Agreement, the Purchaser shall notify the Seller in writing as soon as reasonably practicable of the occurrence of any Acceleration Event (and by no later than three (3) Business Days thereof) specifying full information in relation thereto.

2.2	Unless the FID Payment Amount and the First Commercial Production Payment Amount have already been paid to the Seller in accordance with the terms of this Agreement, and at any time between the occurrence of an Acceleration Event (whether or not notified to the Seller) and the date falling thirty (30) Business Days after the date that the Seller receives written notice from the Purchaser pursuant to paragraph 2.1 of this Schedule 3 (Acceleration), the Seller may give written notice to each of the Purchaser, Lifezone Metals and Lifezone Holdings demanding acceleration of the FID Payment Amount and/or the First Commercial Production Payment Amount (as applicable) irrespective of whether any FID Event or First Commercial Production Event may (or may not) have occurred prior to the relevant Acceleration Event (the “Acceleration Event Notice”).

2.3	For the avoidance of doubt, if the Seller delivers an Acceleration Event Notice and it is subsequently determined that the relevant Acceleration Event has not occurred (as agreed or otherwise determined pursuant to the terms of this Agreement), the relevant Acceleration Event Notice shall be deemed null and void.

3	Calculation of the First Commercial Production Payment Amount upon Acceleration

3.1	Notwithstanding paragraph 2 of Schedule 1 (First Commercial Production) but subject to paragraph 3.2 of this Schedule 3 (Acceleration), in the event that an Acceleration Event Notice is delivered by the Seller in accordance with this Agreement then the First Commercial Production Payment Amount shall instead be calculated as follows:

3.1.1	for an Acceleration Event specified in limbs (a) or (b) of the definition thereof, references to “γ” shall be deemed to refer to the 10-Day Alternative VWAP, instead of referring to the 10-Day VWAP;

3.1.2	for an Acceleration Event specified in limb (c) of the definition thereof, references to “γ” shall be deemed to refer to the higher of:

(i)	the highest price paid for any ordinary shares of Lifezone Metals (expressed in United States dollars) by the relevant “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) in the six (6) month period prior to and including the date on which such “person” or “group” acquired or had the right to acquire more than fifty per cent. (50%) of the total voting power of the voting rights of Lifezone Metals (or its successor by merger, amalgamation, consolidation or purchase of all or substantially all of its assets), as set out in any document filed with the United States Securities and Exchange Commission (“SEC”) (or any equivalent securities exchange regulator in respect of any other Relevant Exchange) by such person or group of related persons or Lifezone Metals;

(ii)	the price paid for any ordinary shares of Lifezone Metals (expressed in United States dollars) by the relevant “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), as a result of any publicly announced tender offer, takeover or other public bid as a result of which such “person” or “group” acquires or has the right to acquire more than fifty per cent. (50%) of the total voting power of the voting rights of Lifezone Metals (or its successor by merger, amalgamation, consolidation or purchase of all or substantially all of its assets); or

(iii)	the 10-day volume weighted average price at which the Lifezone Metals ordinary shares trade on the Relevant Exchange in United States Dollars (and determined acting reasonably and on the basis of industry standard metrics and information by reference to Bloomberg or (if Bloomberg is unavailable) then another platform of international recognition and widely used by global institutional investors) measured for the period commencing on the Trading Day falling three (3) Trading Days prior to any such person or “group” of related persons acquiring or having the right to more than fifty per cent (50%) of the total voting power or the voting of Lifezone Metals (or its successor by merger, amalgamation, consolidation or purchase of all or substantially all of its assets), instead of (in any such case) referring to the 10-Day VWAP;

3.1.3	for an Acceleration Event specified in limb (d) of the definition thereof, references to “γ” shall be deemed to refer to the valuation per Lifezone Metals ordinary share (expressed in United States dollars) as at the date that the merger, consolidation, or amalgamation is first announced publicly to shareholders of Lifezone Metals and as contained in the agreed terms of any merger, consolidation, or amalgamation having regard (where applicable) to any share-for-share exchange ratios, instead of referring to the 10-Day VWAP; and

3.1.4	for an Acceleration Event specified in limb (e) of the definition thereof, references to “γ” shall be deemed to refer to the 10-day volume weighted average price at which the Lifezone Metals ordinary shares trade on the Relevant Exchange in United States Dollars (and determined acting reasonably and on the basis of industry standard metrics and information by reference to Bloomberg or (if Bloomberg is unavailable) then another platform of international recognition and widely used by global institutional investors) starting from the tenth (10th) Trading Day prior to the date on which such cancellation of listing and admission to trading is announced publicly to shareholders of Lifezone Metals and ending on the Trading Day immediately prior to the date on which such cancellation of listing and admission to trading is announced publicly to shareholders of Lifezone Metals, instead of referring to the 10-Day VWAP, subject to any adjustment pursuant to paragraph 4 of Schedule 4 (Adjustment Events),

3.2	Notwithstanding paragraph 3.1 of this Schedule 3 (Acceleration), if the Acceleration Event Notice is delivered at any time following the tenth (10th) Trading Day after the date on which the First Commercial Production Notice is delivered, then the First Commercial Production Payment Amount shall be calculated in accordance with paragraph 2 of Schedule 1 (First Commercial Production) as opposed to paragraph of 3.1 Schedule 3 (Acceleration), provided that the due date for payment thereof shall be accelerated in accordance with paragraph 4.2.2 of this Schedule 3 (Acceleration).

4	Acceleration Payments

4.1	If an Acceleration Event Notice is delivered by the Seller in accordance with this Agreement, then in relation to the FID Payment Amount:

4.1.1	if the FID Payment Amount has already been paid to the Seller in accordance with the terms of this Agreement, then no further amount shall be required to be paid by the Purchaser, Lifezone Metals or Lifezone Holdings to the Seller under this paragraph 4.1;

4.1.2	if any Lifezone Party is obliged to pay the FID Payment Amount to the Seller pursuant to Clause 7.2, then the due date for payment shall be accelerated from the thirtieth (30th) calendar day following the FID Milestone Date to the fifteenth (15th) calendar day following the date of the Acceleration Event Notice if such date is earlier than the thirtieth (30th) calendar day following the FID Milestone Date, provided that if such day is not a Business Day then the FID Payment Amount shall become due and payable on the immediate next following Business Day; and

4.1.3	if the FID Payment Amount is not already due to be paid to the Seller pursuant to Clause 7.2 since no FID Event has occurred prior to the date of the Acceleration Event Notice, then nevertheless, and by way of acceleration, each of the Purchaser, Lifezone Metals and Lifezone Holdings shall ensure payment of the FID Payment Amount to the Seller in accordance with Clause 13.7 on the fifteenth (15th) calendar day following the date of the Acceleration Event Notice, provided that if such day is not a Business Day then the FID Payment Amount shall become due and payable on the immediate next following Business Day;

4.2	If an Acceleration Event Notice is delivered by the Seller in accordance with this Agreement, then in relation to the First Commercial Production Payment Amount:

4.2.1	if the First Commercial Production Payment Amount has already been paid to the Seller in accordance with the terms of this Agreement, then no further amount shall be required to be paid by the Purchaser, Lifezone Metals or Lifezone Holdings to the Seller under this paragraph 4.2;

4.2.2	if the Purchaser, Lifezone Metals or Lifezone Holdings is obliged to pay the First Commercial Production Payment Amount to the Seller pursuant to Clause 8.3, then the due date for payment shall be accelerated from the thirtieth (30th) calendar day following the First Commercial Production Milestone Date to the Accelerated First Commercial Production Payment Date if such date is earlier than the thirtieth (30th) calendar day following the First Commercial Production Milestone Date, provided that if such day is not a Business Day then the First Commercial Production Payment Amount shall become due and payable on the immediate next following Business Day; and

4.2.3	if the First Commercial Production Payment Amount is not already due to be paid to the Seller pursuant to Clause 8.3 since no First Commercial Production Event has occurred prior to the date of the Acceleration Event Notice, then nevertheless, and by way of acceleration, the Purchaser or Lifezone Metals or Lifezone Holdings shall pay the First Commercial Production Payment Amount to the Seller in accordance with Clause 13.7 on the Accelerated First Commercial Production Payment Date, provided that if such day is not a Business Day then the First Commercial Production Payment Amount shall become due and payable on the immediate next following Business Day.

4.3	The parties agree that the provisions of Clause 6.5 shall apply in respect of any accelerated payment of the First Commercial Production Payment Amount pursuant to paragraphs 4.2.2 or 4.2.3 of this Schedule 3 (Acceleration) as the case may be.

5	Dispute regarding 10-Day VWAP or other VWAP measures

In the event of any Dispute concerning the 10-Day Alternative VWAP, the 10-day volume weighted average price specified in paragraphs 3.1.2(iii) or 3.1.4 of Schedule 3 (Acceleration) or any adjustment pursuant to paragraph 4 of Schedule 4 (Adjustment Events) then, subject to such party having first sought to comply with the procedure set out in Clauses 13.19.2 to 13.19.4 (inclusive), such party may refer the relevant Computational Matter for expert determination by an investment bank in accordance with Schedule 5 (Expert).

Schedule 4
Adjustment Events

1	Definitions

In this Agreement (including this Schedule 4 (Adjustment Events)), the following further definitions apply:

“Adjustment Event” means any of the following matters or events occurring or otherwise becoming effective:

(a)	any Share Count Modification;

(b)	any Bonus Issue;

(c)	any Cash Distribution;

(d)	any Non-Cash Distribution;

(e)	any Relevant Share Buyback;

(f)	any Pre-Emptive Issuance; and

(g)	any Share Rights Modification;

“Bonus Issue” means an issue of bonus shares by Lifezone Metals paid up by means of a capitalisation of Lifezone Metals’ profits or reserves and whether described as a scrip or share dividend or distribution or otherwise;

“Cash Distribution” means a cash dividend, distribution or other return of capital in cash (other than a Share Buyback) declared, paid or made or to be declared, paid or made by Lifezone Metals and whether payable out of a share premium account, profits, retained earnings or any other capital or revenue reserve or account, and including a distribution or payment to Shareholders upon or in connection with a reduction of capital;

“Ex-Dividend Date” means the first Trading Day on which shares of the ordinary shares of Lifezone Metals trade on the relevant exchange or market, in the regular way, without the right to receive the issuance, dividend or distribution in question, from Lifezone Metals or, if applicable, from the seller of ordinary shares on such relevant exchange or market (in the form of due bills or otherwise) as determined by such relevant exchange or market;

“Non-Cash Distribution” means a dividend, distribution or other return of capital (other than a Cash Distribution) declared, paid or made or to be declared, paid or made by Lifezone Metals, whether of assets or other property, and however described and whether payable out of a share premium account, profits, retained earnings or any other capital or revenue reserve or account, and including a distribution or payment to Shareholders upon or in connection with a reduction of capital, demerger or spin-off;

“Pre-Emptive Issuance” means any issuance of shares (or rights to subscribe for, or to convert securities into, shares) to existing shareholders pursuant to rights of pre-emption, including, but not limited to, the issuance of any ordinary shares or any other shares of any class or any securities or rights convertible into or exercisable or exchangeable for shares of any class (or which are convertible into or exercisable or exchangeable for any ordinary share which is, in turn, convertible into or exercisable or exchangeable for shares of any class) or any other securities of Lifezone Metals from time to time;

“Relevant Share Buyback” means any Share Buyback where the price paid on repayment, redemption or repurchase of the ordinary shares of Lifezone Metals exceeds the arithmetic average of the daily volume-weighted average price of an ordinary share of Lifezone Metals on each of the five consecutive Trading Days ending on the Trading Day immediately preceding the date of such repayment, redemption or repurchase subject to any adjustment pursuant to paragraph 4 of Schedule 4 (Adjustment Events);

“Share Buyback” means any repayment, redemption or repurchase of any ordinary shares of Lifezone Metals;

“Share Count Modification” means a consolidation, share split or subdivision of the ordinary share capital of Lifezone Metals; and

“Share Rights Modification” means any redesignation or redenomination of the ordinary share capital of Lifezone Metals or any modification or variation of the rights attaching to the ordinary shares of Lifezone Metals (including through the creation, issue or entry into any instruments, agreements or other class of securities with rights which are more favourable than the rights attaching to the ordinary shares of Lifezone Metals or the effect of which is to modify or otherwise abrograte the rights attaching to the ordinary shares of Lifezone Metals).

2	Adjustment Events

2.1	Subject to applicable Law, each Lifezone Party shall notify the Purchaser in writing as soon as possible (and by no later than three (3) Business Days) after becoming aware of any actual Adjustment Event having occurred.

2.2	Subject to paragraph 2.5 of this Schedule 4 (Adjustment Events), the parties agree that the Reference Share Price shall be adjusted in accordance with the principles and methodologies set out in paragraph 3 of this Schedule 4 (Adjustment Events) in relation to the relevant Adjustment Event. As soon as reasonably practicable following the delivery of any First Commercial Production Notice or Acceleration Event Notice (and by no later than five (5) Business Days thereafter), if any Adjustment Events have occurred following the Closing Date the parties shall meet to discuss (acting reasonably and in good faith) and agree in writing any required adjustments to the Reference Share Price as a result of any Adjustment Events occurring following the Closing Date.

2.3	In the event of any Dispute concerning any Adjustment Event and related adjustment required to the Reference Share Price then, subject to such party having first sought to comply with the procedure set out in Clauses 13.19.2 to 13.19.4 (inclusive), the relevant party may refer the relevant Computational Matter for expert determination in accordance with Schedule 5 (Expert).

2.4	Any adjustments to the Reference Share Price agreed or otherwise determined in accordance with this Schedule 4 (Adjustment Events) and Schedule 5 (Expert) shall be documented in writing and signed by the parties for identification purposes.

2.5	Subject to paragraph 2.6 of this Schedule 4 (Adjustment Events), if any adjustment calculated in accordance with the principles and methodologies set out in paragraph 3 of this Schedule 4 (Adjustment Events) would result in an increase to the Reference Share Price at the relevant time (taking into account any other required adjustments previously made to the Reference Share Price in accordance with the terms of this Agreement), then the required adjustment shall be deemed to be nil for the purposes of this Agreement such that the relevant Reference Share Price shall not be increased as a result of the relevant Adjustment Event.

2.6	In the event of a Share Count Modification comprising a share consolidation only (and not, for the avoidance of doubt, any other Adjustment Event), and notwithstanding paragraph 2.5 of this Schedule 4 (Adjustment Events), the relevant Reference Share Price shall be increased in accordance with the principles and methodologies set out in paragraph 3 of this Schedule 4 (Adjustment Events) in order to reflect the impact of the relevant share consolidation.

2.7	For the avoidance of doubt, the parties agree that the Reference Share Price may be adjusted more than once pursuant to the terms of this Agreement. In the event that an adjustment to the Reference Share Price is in the process of being agreed or determined pursuant to the terms of this Agreement and a subsequent Adjustment Event occurs prior to such agreement or determination in respect of the first Adjustment Event, the parties agree that any adjustment to the Reference Share Price required by the second Adjustment Event shall be made to the Reference Share Price as adjusted for the first Adjustment Event.

3	Adjustments to the Reference Share Price

In relation to any Adjustment Event, the parties agree that any required adjustment to the Reference Share Price shall be calculated in accordance with the following formulae (rounded up or down to the nearest whole cent and applying mathematical order of operations according to BODMAS convention):

3.1	Share Count Modification or Bonus Issue

Adjusted Reference Share Price =

where:
α =	Reference Share Price
β =	Number of ordinary shares of Lifezone Metals in issue immediately prior to the relevant Share Count Modification or Bonus Issue (as applicable) becoming effective
γ =	Number of ordinary shares of Lifezone Metals in issue immediately after the relevant Share Count Modification or Bonus Issue (as applicable) becoming effective

3.2	Cash Distributions

Adjusted Reference Share Price =

where:
α =	Reference Share Price
θ =	The amount of the Cash Distribution per relevant share of Lifezone Metals

3.3	Non-Cash Distributions

Adjusted Reference Share Price =

where:
α =	Reference Share Price
λ =	The price per ordinary share of Lifezone Metals as at the end of trading for the Relevant Exchange on the Trading Day immediately before the Ex-Dividend Date
μ =	The price per ordinary share of Lifezone Metals as at the end of trading for the Relevant Exchange on the Trading Day immediately after the Ex Dividend Date

3.4	Relevant Share Buyback

Adjusted Reference Share Price =

where:
α =	Reference Share Price
π =	The price per ordinary share of Lifezone Metals at which the shares are repaid, redeemed or repurchased pursuant to the Relevant Share Buyback
φ =	The arithmetic average of the daily volume weighted average price of an ordinary share of Lifezone Metals on each of the five consecutive Trading Days ending on the Trading Day immediately preceding the date of such repayment, redemption or repurchase, subject to any adjustment pursuant to paragraph 4 of Schedule 4 (Adjustment Events)
Ж =	Number of ordinary shares of Lifezone Metals which are repaid, redeemed or repurchased pursuant to the Relevant Share Buyback
Ϯ =	Number of ordinary shares of Lifezone Metals held by shareholders (excluding Lifezone Metals or any of its subsidiary undertakings) immediately after the Relevant Share Buyback becoming effective

3.5	Pre-Emptive Issuances

Adjusted Reference Share Price =

where:
α =	Reference Share Price
ψ =	The arithmetic average of the daily volume weighted average price of an ordinary share of Lifezone Metals on each of the five consecutive Trading Days ending on the Trading Day immediately preceding the date on which the relevant Pre-Emptive Issuance is announced publicly, subject to any adjustment pursuant to paragraph 4 of Schedule 4 (Adjustment Events)
ω =	The price per ordinary share of Lifezone Metals at the end of trading for the Relevant Exchange on the Trading Day immediately after the relevant Pre-Emptive Issuance completes
Л =	Number of ordinary shares of Lifezone Metals in issue immediately prior to the relevant Pre-Emptive Issuance becoming effective
И =	Number of ordinary shares of Lifezone Metals in issue immediately after the Pre-Emptive Issuance becoming effective

3.6	Share Rights Modification

Adjusted Reference Share Price =

where:
α =	Reference Share Price
χ =	Such amount as the parties agree in writing or that the Expert otherwise considers necessary or appropriate so that the Purchaser shall be in no better or worse off position with regard to the First Commercial Production Payment Amount than it would have been in had such Share Rights Modification not occurred

4	VWAP

If an Adjustment Event comprising a Share Count Modification occurs during any relevant computational period required to determine the 10-Day VWAP, 10-Day Alternative VWAP, the volume-weighted average price specified in paragraphs 3.1.2(iii) or 3.1.4 of Schedule 3 (Acceleration) and any required adjustments to be made to the Reference Share Price in connection with a Relevant Share Buyback or Pre-Emptive Issuance, the parties agree that the calculation of the relevant volume-weighted average price for any of the above-mentioned purposes shall factor in the occurrence of the Share Count Modification (and the timing thereof) within the relevant computational period so as to ensure that the volume-weighted average price for an ordinary share of Lifezone Metals during the computational period in question is not distorted, disturbed or otherwise impacted by the occurrence of such Share Count Modification.

Schedule 5
Expert

1	Expert

1.1	Any calculation, adjustment determination (or similar) required from an investment bank pursuant to paragraph 3 of Schedule 1 (First Commercial Production), paragraph 5 of Schedule 3 (Acceleration) or paragraphs 2.3 or 4 of Schedule 4 (Adjustment Events) shall be determined by an independent internationally recognised investment bank appointed by the parties within ten (10) Business Days of any notice from one party to the other parties requiring the appointment of such an investment bank for any purpose in this Agreement. For the avoidance of doubt, no party may change the Expert once appointed, unless such Expert ceases for bona fide reasons to be able or willing to conduct a calculation and/or determination of the relevant Computational Matters in accordance with this Agreement.

1.2	If the parties do not agree on the choice of investment bank within that period, any party may request the President of the Association of Financial Markets in Europe to make the appointment. In connection with the appointment of an investment bank in accordance with this paragraph 1.2, if the parties are unable to agree on the engagement terms of the investment bank within five (5) Business Days, then the parties shall irrevocably authorise the investment bank to determine its own engagement terms (unless the parties agree otherwise in writing).

2	Procedure and scope

2.1	Except to the extent the parties agree otherwise in writing, each Expert appointed in respect of any relevant Computational Matter shall determine its own procedure but:

2.1.1	apart from procedural matters and as otherwise set out in this Agreement, shall only determine the Computational Matter(s) referred to it;

2.1.2	the procedure of such Expert shall:

(i)	give each of the Seller and the Purchaser a reasonable opportunity to make written submissions in respect of any factual errors or omissions in the draft materials prepared by such Expert in connection with the determination of the relevant Computational Matter(s);

(ii)	ensure that a copy of any written materials (whether in draft or final form) concerning its computation and/or determination of any Computational Matter is given to each party at the same time;

(iii)	require that each party is invited to attend and participate in any meeting (including any telephone calls) with such Expert and that such Expert does not participate in any meetings with one party without the other parties in attendance (unless such other party has been given at least two (2) Business Days’ prior written notice of such meeting); and

(iv)	ensure that no party shall be permitted to influence the findings or outcome of any Computational Matter, save for making written submissions and/or responses in respect of any factual errors or omissions in connection therewith; and

2.1.3	if any difficulty arises in resolving any Computational Matter referred to it in accordance with the terms of this Agreement, then the Expert shall resolve that difficulty in such manner as it shall in its absolute discretion thinks fit, including having regarding to any other factors which it reasonably believes should be taken into account.

2.2	Subject to paragraph 2.1 above, each Expert shall not be entitled to determine the scope of its own jurisdiction.

3	Determination

3.1	The Expert must determine any Computational Matters referred to it within thirty (30) calendar days of its appointment and shall notify the parties of its determination. The fees of the Expert shall be borne by the Seller and Lifezone Metals equally, unless provided otherwise in this Agreement.

3.2	The Expert shall act as an expert and not as an arbitrator and its determination shall be final and binding on the parties (in the absence of fraud or manifest error in which case the determination shall be void and shall be remitted to the Expert for correction).

3.3	The Expert shall have access to all accounting records or other relevant documents of the Group as it shall request.

In witness whereof this Agreement has been duly executed.

SIGNED by BHP Billiton (UK) DDS Limited acting by two authorised signatories:	/s/[***]
Signature

/s/[***]
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[Signature page to Share Purchase Agreement]

SIGNED by Lifezone Limited acting by two authorised signatories:	/s/[***]
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/s/[***]
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[Signature page to Share Purchase Agreement]

SIGNED by Lifezone Metals Limited acting by two authorised signatories:	/s/[***]
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/s/[***]
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[Signature page to Share Purchase Agreement]

SSIGNED by Lifezone Holding Limited acting by two authorised signatories:	/s/[***]
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/s/[***]
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[Signature page to Share Purchase Agreement]

SIGNED by Kabanga Nickel Limited acting by an authorised signatory:	/s/[***]
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[Signature page to Share Purchase Agreement]